Exhibit 95.1

MINE SAFETY DISCLOSURE

Our mine operations are subject to regulation by the Federal Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). MSHA inspects our mines on a regular basis and issues various citations and orders to our operators when its inspectors believe that a violation has occurred under the Mine Act. We disclose information regarding certain citations and orders issued by MSHA and related assessments and legal actions with respect to our coal mining operations. In evaluating the below information regarding mine safety and health, investors should take into account factors such as: (i) the number of citations and orders will vary depending on the size of a coal mine, (ii) the number of citations issued will vary from inspector to inspector and mine to mine, and (iii) citations and orders can be contested and appealed, and in that process are often reduced in severity and amount, and are sometimes dismissed or vacated.

Section 1503 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires issuers to include in periodic reports filed with the Securities and Exchange Commission (“SEC”) certain information relating to citations and orders for violations of standards under the Mine Act. The following tables disclose information required under the Dodd-Frank Act for the three months ended June 30, 2016.

Mine Name / MSHA Identification Number	Section 104 S&S Citations Excluding 104(d) Citations / Orders (#)(1)	Section 104(b) Orders (#)(2)	Section 104(d) Citations and Orders (#)(3)	Section 110(b)(2) Violations (#)(4)	Section 107(a) Orders (#)(5)	Total Dollar Value of MSHA Assessments Proposed in Thousands ($)(6)	Total Number of Mining Related Fatalities (#)(7)	Received Notice of Pattern of Violations Under Section 104(e) (yes/no) (8)	Legal Actions Pending as of Last Day of Period (#)(9)	Legal Actions Initiated During Period (#)(9)	Legal Actions Resolved During Period (#)(9)
Mach No. 1 / 1103141	20	0	0	0	0	$81.21	0	No	15	5	3
MC No. 1 / 1103189	19	0	0	0	0	$31.26	0	No	83	1	12
Deer Run / 1103182	0	0	0	0	0	$0	0	No	3	0	1
Shay No. 1 / 1100726	5	0	0	0	0	$26.99	0	No	8	1	4

(1)

Mine Act Section 104 citations and orders for alleged violations of mandatory health or safety standards that could significantly and substantially contribute to a coal mine safety or health hazard. Excludes 104(d) orders.

(2)	Mine Act Section 104(b) orders are for alleged failures to totally abate a citation within the period of time specified in the citation.
(3)	Mine Act Section 104(d) citations and orders are for an alleged unwarrantable failure to comply with mandatory health or safety standards.
(4)	Total number of flagrant violations issued under Section 110(b)(2) of the Mine Act.

(5)

Mine Act Section 107(a) orders are for alleged conditions or practices that could reasonably be expected to cause death or serious physical harm before such condition or practice can be abated and result in orders of immediate withdrawal from the area of the mine affected by the condition.

(6)

Total dollar value of MSHA assessments proposed during the three months ended June 30, 2016. These figures do not necessarily relate to the citations or orders issued by MSHA during the current reporting period or to the pending cases reported herein. Note that these figures represent assessments proposed by MSHA during the three months ended June 30, 2016, including those contested or appealed.

(7)	Total number of mining related fatalities during the three months ended June 30, 2016.
(8)

Mine Act Section 104(e) written notices are for an alleged pattern of violations of mandatory health or safety standards that could significantly and substantially contribute to a coal mine health or safety hazard.

(9)

Any pending legal action before the Federal Mine Safety and Health Review Commission (the “Commission”) involving a coal mine owned and operated by us. The number of legal actions pending as of June 30, 2016 that fall into each of the following categories is as follows:

Mine Name / MSHA Identification Number	Contests of Citations/ Orders referenced in Subpart B, 29CFR Part 2700	Contests of Proposed Penalties referenced in Subpart C, 29CFR Part 2700	Complaints for compensation referenced in Subpart D, 29CFR Part 2700	Complaints for discharge, discrimination, or interference referenced in Subpart E, 29CFR Part 2700	Applications for temporary relief referenced in Subpart F 29CFR Part 2700	Appeals of judges' decisions or orders to FMSHRC referenced in Subpart H 29CFR Part 2700
Mach No. 1 / 1103141	2	12	0	1	0	0
MC No. 1 / 1103189	56	27	0	0	0	0
Deer Run / 1103182	0	3	0	0	0	0
Shay No. 1 / 1100726	0	8	0	0	0	0